February 27, 1997



VIA EDGAR

Board of Trustees
Allmerica Investment Trust
440 Lincoln Street
Worcester, Massachusetts  01653

	RE:	Rule 24f-2 Notice

Ladies & Gentlemen:

In connection with the filing by Allmerica Investment Trust (the "Trust") of a Notice (the "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the Trust's fiscal year ended December 31, 1996, you have requested that I provide the legal opinion required by said Rule.

In accordance with Rule 24f-2, the Trust has registered an indefinite number of shares of beneficial interest, with a par value of $.001, under the Securities Act of 1933, as amended (the "1933 Act"). The purpose of the Notice is to make definite the registration of 602,315,615 shares (the
"Shares") of the Trust as sold in reliance upon the Rule during the fiscal year ended December 31, 1996.

I am Counsel of First Data Investor Services Group, Inc., the Trust's Administrator, and in such capacity, from time to time and for certain purposes, provide legal counsel to the Trust. I have examined copies of the Trust's Agreement and Declaration of Trust, as amended, votes adopted by its Trustees, and such other records and documents as I have deemed necessary for purpose of this opinion.

On the basis of the foregoing, and assuming all of the Shares were sold in accordance with the terms of the Trust's Prospectus and Statement of Additional Information in effect at the time of sale, I am of the opinion that the Shares were legally issued, fully paid, and non-assessable by the Trust. This opinion is for the limited purposes expressed above and should not be deemed to be an expression of opinion as to compliance with the 1933 Act, the 1940 Act, or applicable state "blue sky" or securities laws in connection with the sales of the Shares.
Board of Trustees
February 27, 1997
Page 2


The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could be held personally liable for the obligations of the Trust under certain circumstances. However, the Trust's Agreement and Declaration of Trust, as amended, provides that if any shareholder of the Trust is held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the Trust estate to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of the Trust's
Rule 24f-2 Notice.


							Very truly yours,


							Gail A. Hanson
							Counsel



CERTIFICATE


	The undersigned, the Treasurer of ALLMERICA INVESTMENT
TRUST (the "Trust"), hereby certifies that the Trust has received full payment in accordance with the provisions of its Prospectus for all shares, the sales of which are reported in the Trust's Rule 24f-2 Notice covering the fiscal year ended December 31, 1996 and that the facts otherwise stated in such Notice are true.



___________________
Thomas P. Cunningham
Treasurer




Dated: February 27, 1997







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